UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 6, 2009

AMERICAN BIO MEDICA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York	0-28666	14-1702188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY		12106
Address of principal executive offices		Zip Code

Registrant’s telephone number, including area code:  518-758-8158

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 6, 2009, American Bio Medica Corporation (the “Company”) entered into a Letter Agreement (the “Letter”) with First Niagara Bank (“First Niagara”). The Letter amends the Forbearance Agreement, dated March 12, 2009, between the Company and First Niagara (see Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on March 18, 2009). More specifically, the Letter requires the Company to produce to First Niagara, on or before May 15, 2009, a legally binding and executed commitment letter from a bona-fide third party lender setting forth the terms of a full refinancing of the Company’s Line of Credit through First Niagara, to close on or before June 1, 2009. Furthermore, on or before June 1, 2009, the Company must produce to First Niagara legally binding and executed commitment letters from a bona-fide third party lender setting forth the terms of a full refinancing of the Company’s Term Note and Real Estate Mortgage through First Niagara, to close on or before July 1, 2009.

The Company is in compliance with the net loss provision for the quarter ended March 31, 2009 required under the Forbearance Agreement. The Company continues to utilize the services of the financial advisory firm referred to the Company by First Niagara and, on April 1, 2009, the Company entered into a non-binding proposal with a third party related to a revolving secured line of credit of up to $1,500,000. The Company continues to work with the third party towards finalizing a loan commitment by May 15, 2009. The financing is subject to completion of the third party’s due diligence. In connection with the proposal, the Company has paid the third party a non-refundable deposit of $12,500, for their time and costs involved in their due diligence review and evaluation. First Niagara authorized the release of these funds from the Company’s account currently frozen by First Niagara.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION
(Registrant)

By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse
Vice President & Chief Compliance Officer
Corporate Secretary

Dated: May 8, 2009